                          NTF PROGRAM SERVICE AGREEMENT

         This Agreement is made as of June _____, 1999, by and among U.S. Clearing, a division of Fleet Securities, Inc., a New York corporation and an indirect subsidiary of Fleet Financial Group, Inc. ("USC"), each registered investment company executing this Agreement listed on Exhibit C (each a "Program Fund"), as amended from time to time, and each investment adviser, administrator, principal underwriter or transfer agent of each Program Fund executing this Agreement (collectively, "Program Fund Affiliate").

         WHEREAS USC is willing to permit each Program Fund to participate in USC's No-Transaction-Fee Program (the "USC NTF"), subject to the terms and conditions set forth herein;

         WHEREAS USC functions as a clearing agent for introducing broker-dealers that may participate in the USC NTF ("Participating Correspondents") and in such capacity performs operational functions, including execution, clearance of trades, custody of funds and securities recordkeeping, shareholder communication, and other services;

         WHEREAS USC is willing to perform certain recordkeeping, shareholder communication, and other services for each Program Fund in connection with the USC NTF;

         WHEREAS, the Program Fund and the Program Fund Affiliate wishes to make shares of the Program Fund available for purchase and redemption through the USC NTF;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree to the following terms and conditions:

1.       SERVICES

         USC will open one or more omnibus accounts in connection with the USC NTF (the "Accounts") with each Program Fund or a Program Fund Affiliate through which it will provide the services set forth in Exhibit A hereto (the "Operating Procedures") for the benefit of customers of Participating Correspondents (hereinafter referred to as "NTF Customers").

2.       COMPENSATION

         a. For the services provided by USC hereunder, Program Fund Affiliate shall pay to USC the fees set forth in Exhibit B hereto ("Calculation and Payment of Fees"). All fees shall be calculated and paid in accordance with Exhibit B. Fees are for shareholder servicing and other administrative services provided by USC and do not constitute payment in any manner for distribution, investment advisory, trustee or custodial services.

         b. In the event the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the calculation and payment of fees set forth on Exhibit B.

3.       COMPLIANCE RESPONSIBILITIES

         a. Program Fund and any person directly or indirectly controlling, controlled by, or under common control with, such Program Fund; any officer, director, partner, corporation, or employee of such Program Fund; and any Program Fund Affiliate ("Responsible Affiliates") are responsible for ensuring compliance with the conditions set forth in paragraphs (i) the (ii) of this
Section 3.a.

                  (i) Program Fund and Responsible Affiliates are responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material of or relating to each Program Fund with all applicable laws, rules and regulations (except for advertising or marketing materials prepared by USC that are not published or provided to USC by or on behalf of a Program Fund or any Responsible Affiliates or accurately derived from information published or provided by or on behalf of a Program Fund or any Responsible Affiliates), (ii) the distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services provided by USC or its mailing agent),
         (iii) the registration or qualification of the shares of each Program Fund under all applicable laws, rules and regulations, and (iv) the compliance by Program Fund and each Responsible Affiliate with all applicable laws, rules and regulations (including the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self-regulatory organization with jurisdiction over Program Fund or any Responsible Affiliate, except to the extent that the failure to so comply by Program Fund or any Responsible Affiliate is caused by USC's breach of this Agreement.

                  (ii) In the event that an Account holds five percent (5%) or more of the outstanding Program Fund shares, Program Fund or Responsible Affiliates will be responsible for requesting USC to confirm its status as shareholder of record and to confirm whether any NTF Customer beneficially owns five percent (5%) or more of the outstanding Program Fund shares through USC. For this purpose, Program Fund or Responsible Affiliates shall indicate in its inquiry the number of Program Fund shares that equal five percent (5%) of outstanding Program Fund shares. USC shall promptly reply to any such inquiries.

         b. USC is responsible for USC's compliance with all applicable laws, rules and regulations governing USC's performance under this Agreement, except to the extent that USC's failure to comply with any law, rule or regulation is caused by Program Fund's or Responsible Affiliates' breach of this Agreement.

         c. Except as set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication, instruction or notice made pursuant to this Agreement shall be made orally, provided that such oral communication is on a recorded telephone line or is promptly confirmed in writing by facsimile transmission. USC is entitled to rely on any communications, instructions or notices which it reasonably believes were provided to it by Program Fund or Responsible Affiliates or their agents authorized to provide such communications, instructions or notices to USC, and on communications, instructions or notices provided to USC by NTF Customers and Participating Correspondents. Program Fund and Program Fund Affiliate are entitled to rely on any communications, instructions or notices it reasonably believes were provided to it by USC, or its agents authorized to provide such communications, instructions or notices to Program Fund.

         d. Except to the extent otherwise expressly provided in this Agreement, neither party assumes any responsibility hereunder, or will be liable to the other, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

4.       REPRESENTATIONS AND WARRANTIES

         a. Program Fund and Program Fund Affiliate represent and warrant to USC that each Program Fund and Program Fund Affiliate has the requisite authority to enter into this Agreement on its own behalf and on behalf of the Program Fund.

         b. Program Fund and Program Fund Affiliate represent and warrant that the boards of trustees of each Program Fund have approved or will ratify, within a reasonable time period, both initially and as otherwise deemed necessary or desirable, the terms of this Agreement, including USC's authorization to receive purchase and redemption orders on behalf of each Program Fund or the Program Affiliate for purposes of pricing the shares of each Program Fund under the Investment Company Act of 1940.

         c. Program Fund and Program Fund Affiliate represent and warrant that the prospectus and/or statement of additional information for each Program Fund will contain the following disclosures: (i) that the Program Fund has authorized one or more brokers to accept purchase and redemption orders on its behalf; (ii) if applicable, that the brokers are authorized to designate other intermediaries to accept purchase and redemption orders on the Program Fund's behalf; (iii) that the brokers and their designees reserve the right (A) not to accept customer orders that are incomplete or otherwise not in "good form," and (B) to accept certain institutional customer orders conditioned on the understanding that the orders may later be rejected in the event they cannot be transmitted to the Program Fund or the Program Fund Affiliate in a timely manner; (iv) the Program Fund will be deemed to have received a purchase or redemption order when an authorized broker or, if applicable, a broker's authorized designee, accepts the order; and (v) that customer orders will be priced at the Program Fund's net asset value ("NAV") next computed after such orders are unconditionally accepted by an authorized broker or the broker's designee.

         d. Program Fund and Program Fund Affiliate represent and warrant that the payment to USC of any fees pursuant hereto: (i) has been duly authorized by the Program Fund, the Board of Trustees of the Program Fund, or any other persons to the extent such authorization is required to properly make such payment; (ii) is properly disclosed in the relevant Program Fund prospectus to the extent such disclosure may be required; and (iii) is in material conformity with all federal, state and industry laws and regulations to which the Program Fund or the Program Fund Affiliate is subject.

         e. Program Fund and Program Fund Affiliate represent and warrant to USC that each

Program Fund and Program Fund Affiliate is in compliance with the conditions and qualifications set forth in the Rules of Conduct of the National Association of Securities Dealers, Inc. ("NASD"), Rule 2830, as amended from time to time ("Rule 2830"), which enable an NASD member to offer or sell shares in the Program Fund. Program Fund and Program Fund Affiliate represent and warrant that each Program Fund marked with an asterisk on Exhibit C is a "no load" or "no sales charge" Program Fund as defined in Rule 2830. If a Program Fund or a Program Fund Affiliate, for any reason, fails to satisfy the terms and conditions of Rule 2830, Program Fund or Program Fund Affiliate will immediately notify USC of the Program Fund's disqualification and the reason therefor.

         f. Program Fund and Program Fund Affiliate represent and warrant to USC that each Program Fund listed on Exhibit C has registered or qualified its shares for sale under applicable federal and state law in every state or territory in the United States in which it offers its shares for sale, and will register or qualify its shares under the applicable law of any other jurisdiction in which it hereinafter offers its shares for sale. Program Fund or Program Fund Affiliate shall advise USC immediately if any such registration or qualification is terminated.

         g. Program Fund and Program Fund Affiliate represent and warrant that each Program Fund and Program Fund Affiliate will provide to USC such information or documentation necessary for USC to fulfill its obligations hereunder or such other information or documentation that USC may reasonably request from time to time.

         h. Program Fund and Program Fund Affiliate represent and warrant that any rescission offer that is made to shareholders who own shares directly with a Program Fund will also be made to NTF Customers who would be entitled to such rescission offer if they owned shares directly with the Program Fund. Program Fund will provide USC with a letter on Program Fund letterhead containing the terms of any such rescission offer, and USC may send this writing, or any derivation thereof, to the affected NTF Customers. To assist Program Fund in effecting any such rescission offer, USC agrees to provide Program Fund or Program Fund Affiliate with relevant information regarding any affected NTF Customer, including the account number, the number of shares purchased and redeemed, if any, the dates of the purchase(s) and redemption(s), if any, and the dollar amount of such transactions.

         i. USC represents and warrants that USC is a broker-dealer registered with the Securities and Exchange Commission and is a member of the NASD. USC further represents and warrants that USC is duly registered or qualified as a broker-dealer in every state or territory of the United States (including the District of Columbia and Puerto Rico) where such registration or qualification is required to enter into this Agreement and to carry out the services contemplated herein.

5.       USE OF PARTIES' NAMES

         a. Without USC's prior written consent, Program Fund and Program Fund Affiliate will not cause or permit the use, description, or reference to USC, or to the relationship contemplated by this Agreement in any advertisement or promotional materials or activities.

         b. Program Fund and Program Fund Affiliate authorize USC to use the names or other identifying marks of Program Fund and Program Fund Affiliate in connection with the operation of the USC NTF. Program Fund or Program Fund Affiliate may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon their reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Program Fund or Program Fund Affiliate, or (ii) if any of the Program Funds cease to be available through the USC NTF; PROVIDED, HOWEVER, that USC may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization or in the process of being prepared or printed at the time of such withdrawal.

6.       PROPRIETARY INFORMATION

         Program Fund and Program Fund Affiliate acknowledge that the identities of NTF Customers, information maintained by USC regarding NTF Customers, and all computer programs and procedures developed by USC or its agents in connection with USC's performance of its duties hereunder constitute the valuable property of USC. Program Fund and Program Fund Affiliate agree that should it come into possession of any list or compilation of the identities of or other information about NTF Customers, or any other property of USC, pursuant to this Agreement or any other agreement related to services under this Agreement, Program Fund and Program Fund Affiliate shall hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (i) with USC's prior written consent, or (ii) as required by law or judicial process. Program Fund and Program Fund Affiliate acknowledge that any breach of the foregoing provisions would result in immediate and irreparable harm to USC for which there would be no adequate remedy at law and agrees that in the event of such a breach USC will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

7.       INDEMNIFICATION

         a. Program Fund Affiliate, any person directly or indirectly controlling, controlled by, or under common control with, such Program Fund Affiliate, any officer, trustee, director, partner, corporation, or employee of such Program Fund, shall indemnify and hold harmless USC and each director, officer, employee and agent of USC from and against any and all losses, claims, liabilities and expenses (including reasonable attorney's fees) ("Losses") incurred by any of them arising out of (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any prospectus, registration statement, annual or other periodic report or proxy statement of the Program Fund or in any advertising or promotional material published or provided to USC by or on behalf of Program Fund or Program Fund Affiliate or accurately derived from information published or provided by or on behalf of Program Fund or Program Fund Affiliate (ii) any violation of any law, rule or regulation relating to the registration or qualification of shares of the Program Fund, (iii) any breach by Program Fund or Program Fund Affiliate of any representation, warranty or Agreement contained in this Agreement, or
(iv) any willful misconduct or gross negligence by Program Fund or Program Fund Affiliate in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by USC's breach of this Agreement or its willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement.

         b. USC, any person directly or indirectly controlling, controlled by, or under common control with USC, and any director, officer, employee and agent of USC shall indemnify and hold harmless Program Fund and Program Fund Affiliate and each trustee, director, officer, employee and agent of Program Fund and Program Fund Affiliate from and against Losses incurred by them arising out of
(i) any violation of any law, rule or regulation relating to sales of shares of Program Fund, (ii) any breach by USC of any representation, warranty or agreement contained in this Agreement; or (iii) any willful misconduct or negligency by USC in the performance of, or failure to perform, its obligations under this Agreement except to the extent such Losses are caused by Program Fund's or Program Fund Affiliate's breach of this Agreement or its willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement.

         c. USC will indemnify and hold harmless Program Fund Affiliate and each director, officer, employee, and agent of Program Fund Affiliate and each person who is or may be deemed to be controlling, controlled by or under common control with Program Fund Affiliate, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of USC, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that USC or any of its affiliates produces and provides to NTF Customers who are Fund shareholders, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that USC will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or gross negligence, as measured by industry standards, of Program Fund Affiliate or its affiliates. This right of indemnification will survive the termination of the Agreement.

         d. If any action, suit, or proceeding is initiated against a party indemnified hereunder ("Indemnified Party") with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party ("Indemnifying Party") of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below under Section 12. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnifying obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that the Indemnified Party otherwise may have to the Indemnified Party. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party's receipt of a bill related thereto.

         e. In no case shall the indemnification provided in this Section 7 be available to protect any person against any liability to which any such person would otherwise by subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his obligations or duties hereunder, or by reason of its or his reckless disregard of its or his obligations and duties hereunder.

8.       ASSIGNABILITY

         This Agreement is not assignable by any party without each other party's prior written consent, and any attempted assignment in contravention hereof shall be null and void; PROVIDED, HOWEVER, that USC may, without the consent of Program Fund or Program Fund Affiliate, assign its rights and obligations under this Agreement to any affiliate of USC.

9.       EXHIBITS: ENTIRE AGREEMENT

         All Exhibits to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement (including the Exhibits hereto) constitutes the entire Agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by USC and Program Fund or Program Fund Affiliate.

10.      AMENDMENT

         This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment, except as provided in this Section
10. Exhibit A may be amended by USC on forty (40) days' written notice to Program Fund or Program Fund Affiliate or such earlier time as shall be agreed to by the parties. Exhibits B and C may be amended from time to time as shall be agreed to by the parties.

11.      GOVERNING LAW

         This Agreement will be governed by and interpreted under the laws of the State of New York, without regard to that state's choice of law provisions.

12.      NOTICES

         All notices or other communication required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile, as follows:

If to USC:
Attn:  Stephen Hoffman
U.S. Clearing Corporation
26 Broadway
NY, NY  10004

If to Program Fund or Program Fund Affiliate:
Galaxy Fund
75 State Street
Boston, MA  02109

         Or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three days after the date so mailed or if by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

13.      EFFECTIVENESS AND TERMINATION

         a. Upon USC's acceptance of Exhibit C, as amended from time to time, the effective date of this Agreement as to any Program Fund shall be the later of the date on which this Agreement is made or the date set forth opposite the name of the Program Fund on Exhibit C.

         b. This Agreement may be terminated as to any Program Fund by USC upon thirty (30) days' written notice to Program Fund or Program Fund Affiliate. This Agreement may be terminated as to any Program Fund by Program Fund or Program Fund Affiliate upon thirty (30) days' written notice to USC.

         c. Upon the termination date for any Program Fund, USC will no longer make the Program Fund shares available for purchase by NTF Customers through USC NTF. USC reserves the right to transfer the Program Fund shares of NTF Customers out of the Account. If USC continues to hold the Program Fund shares on behalf of NTF Customers in the Account, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such shares.

14.      MISCELLANEOUS

         a. CUSTODY. Program Fund and Program Fund Affiliate acknowledge that Program Fund shares maintained by the Program Fund or Program Fund Affiliate hereunder are held in custody for the exclusive benefit of NTF Customers and shall be held free of any right, charge, security interest, lien or claim against USC in favor of the Program Fund or Program Fund Affiliate.

         b. NONEXCLUSIVITY. Program Fund and Program Fund Affiliate acknowledge that USC may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies.

         c. CERTAIN TRANSACTION CHARGES. Program Fund and Program Fund Affiliate acknowledge and agree that USC reserves the right to collect such transaction fees from certain NTF Customers, including "Active Traders," as defined by USC, for certain special trading services and from other NTF Customers upon such other customers' redemption of certain shares of a Program Fund.

         d. NAMES. The names "Galaxy Fund II" and "Trustees of Galaxy Fund II" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated February 22, 1990 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Galaxy II" entered into in the name or on behalf thereof by any of the Trustees, nominees, representatives, agents, officers or employees, whether past, present or future, are made not individually, but in such capacities, and are not binding upon any of such individuals or the shareholders personally, but bind only the property of Galaxy II, and all persons dealing with a Fund must look solely to the property of Galaxy II, belonging to such Fund for the enforcement of any claims against Galaxy II.

         IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

         -------------------------------    ------------------------------------


U.S. Clearing, a division of Fleet Securities,
Inc.
                                                  GALAXY FUND II
By:      /s/ Stephen L. Hoffman                   on its own behalf and on
         ----------------------                   behalf of each of its Program
         Stephen L. Hoffmann                      Funds.
                Vice President
                U.S. Clearing                     By:      /s/ William Greilich
                                                           --------------------

                                                  Name:    William Greilich
                                                           ----------------

                                                  Title:   Vice President
                                                           --------------

Date:    July 1, 1999                             Date:    June 16, 1999
         ------------                                      -------------



                                                  FLEET NATIONAL BANK

                                                  By:      /s/ Glen P. Martin
                                                           ------------------

                                                  Name:    Glen P. Martin
                                                           --------------

                                                  Title:   Vice President
                                                           --------------

                                                  Date:    June 30, 1999
                                                           -------------

                                    EXHIBIT A

                              OPERATING PROCEDURES

1.       THE ACCOUNT

         a. USC will open the Accounts with each Program Fund or Program Fund Affiliate. The Accounts will be set up for the reinvestment of capital gains and dividend distributions. The Accounts shall be registered:

                  U.S. Clearing, a division of Fleet Securities, Inc.
                  Special Custody Account for the Exclusive Benefit of Customers
                  Attention:        [NAME]
                                    [ADDRESS]

         b. The Program Fund or Program Fund Affiliate shall designate the Accounts with account numbers. Account numbers will be the means of identification when the parties are transacting in the Accounts.

         c. The parties acknowledge that each Account is an omnibus account in USC's name with shares held by any number of beneficial owners. USC represents that the shares in each Account are customer securities and are segregated from USC's own assets. Each Program Fund and Program Fund Affiliate represents that the shares in each Account are carried free of any charge, lien or payment of any kind or transaction discussed in the prospectus of the relevant Program Fund, in favor of the Program Fund or Program Fund Affiliate or any person claiming through the Program Fund or Program Fund Affiliate.

         d. The Accounts shall be kept open on the Program Fund or Program Fund Affiliate's books regardless of a lack of activity or small position size, except to the extent that USC takes specific action to close an Account, or to the extent the Program Fund's prospectus reserves the right to close accounts that are inactive fail to maintain a minimum account size. In the latter case, Program Fund or Program Fund Affiliate will give prior notice to USC before closing any Account.

         e. USC has the right to open additional Accounts from time to time to accommodate other investment options and features, and to consolidate existing Accounts if and when appropriate to meet the needs of the USC NTF. In the event that it is necessary for USC to open an account with a Program Fund or Program Fund Affiliate for the payment of distributions in cash, the term "Account" shall mean both the account for the reinvestment of capital gains and dividend distributions and the account for the payment of distributions in cash.

         f. USC reserves the right to issue instructions to each Program Fund or Program Fund Affiliate to move shares between the Account and any other account USC may open.

2.       PURCHASE AND REDEMPTION OPTIONS

         USC will accept orders to purchase and redeem a Program Fund's shares from NTF Customers no later than the time each business day (typically, 4:00 p.m. Eastern Time) that the Program Fund calculates its NAV per share in accordance with the procedures contained in the Program Fund's prospectus ("Pricing Deadline"). USC will communicate orders to the Program Fund or Program Fund Affiliate prior to a mutually agreed upon time. NTF Customer orders that are accepted by USC each business day prior to the Pricing Deadline will be priced at the Program Fund's NAV as of the Pricing Deadline if received by the Program Fund by such time.

3.       SETTLEMENT OF TRANSACTIONS

         a. Program Fund and Program Fund Affiliate represents that each Program Fund listed on Exhibit C is eligible for processing, settlement and communications through the National Securities Clearing Corporation's Fund/SERV, Networking level-3, Commission Settlement Services, ACATS Fund/SERV, and Mutual Fund Profile.

         b. For each day on which any NTF Customer places with a Participating Correspondent a purchase or redemption order for shares of a Program Fund, USC shall aggregate all such purchase orders and/or aggregate redemption orders in each Program Fund and submit for settlement through Fund/SERV an aggregate purchase or aggregate redemption order.

         c. Should a Program Fund or Program Fund Affiliate need to extend settlement on a trade, Program Fund or Program Fund Affiliate must contact USC on trade date to discuss the extension. For purposes of determining the length of settlement, Program Fund or Program Fund Affiliate agrees to treat shareholders that hold Program Fund shares through the Account the same as it treats shareholders that hold Program Fund shares directly with the Program Fund or Program Fund Affiliate.

         d. In the event that a Program Fund or Program Fund Affiliate cannot verify redemption proceeds, Program Fund or Program Fund Affiliate will settle trades and forward redemption proceeds in accordance with this Agreement based on the information provided by USC. USC will be responsible for the accuracy of all trade information provided by it.

         e. Program Fund and Program Fund Affiliate represents that each Program Fund that has reserved the right to redeem in kind has filed Form N-18F-1 with the Securities and Exchange Commission. For purposes of complying with the Program Fund's election on Form N-18F-1, Program Fund agrees that it will treat as a "shareholder" each shareholder that holds Program Fund shares through the Account, provided that USC provides to Program Fund or Program Fund Affiliate, upon request, the name or account number, number of Program Fund shares and other relevant information for each such shareholder. Program Fund or Program Fund Affiliate acknowledge that treatment of USC as the sole shareholder of Program Fund shares held in the Account for purposes of applying the limits in Rule 18f-1 under the 1940 Act would be inconsistent with the intent of Rule 18f-1 of the Program Fund's election on Form N-18F-1 and could unfairly prejudice shareholders that hold Program Fund shares through the Account.

4.       ACCOUNT RECONCILIATION REQUIREMENTS

         a. USC shall verify, on a next day basis, orders placed for the Account with each Program Fund. All activity in the Account must be reflected. Therefore, any "as of" activity must be shown with its corresponding "as of" dates.

         b. USC must receive statements on or before the eighth business day of each month, even if there has been no activity in the Account during the period, unless USC can verify transactions by direct or indirect systems access.

         c. The parties agree to notify each other and correct any error in the Account with any Program Fund upon discovery. If an error is not corrected by the day following discovery, each party agrees to make best efforts to avoid this from hindering any routine daily operational activity.

5.       PRICING

         Every business day on which there is a transaction in the Account and for each month-end business day, Program Fund or Program Fund Affiliate will provide to USC prior to 7:00 p.m., Eastern Time, each Program Fund's closing net asset value and public offering price (if applicable) for that day and/or notification of no price for that day. Program Fund or Program Fund Affiliate shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Program Fund or Program Fund Affiliate (e.g. natural disasters, etc.).

6.       DISTRIBUTIONS

         a. Program Fund or Program Fund Affiliate shall provide distribution information to USC in a timely manner to enable USC to pay distributions to NTF Customers on or as close to payable dates as practicable. As to each Program Fund, Program Fund or Program Fund Affiliate shall provide USC with: (i) the record date, ex-dividend date, and payable date with respect to a Program Fund as soon as practicable after it is announced, but no later than three (3) business days prior to record date, (ii) the record date share balance in the Account and the distribution rate per share on the first business day after record date, and (iii) the reinvest price per share as soon as it is available. Other distribution information required by USC from time to time for payment of distributions to NTF Customers shall be provided by Program Fund or Program Fund Affiliate on such dates as are agreed upon between USC and Program Fund or Program Fund Affiliate, but no later than payable date.

         b. For purposes of effecting cash distributions for NTF Customers who have elected to receive their capital gains distributions and/or dividends in cash, prior to 10:00 a.m., Eastern Time, on the next business day following receipt of the reinvestment price per share as provided in paragraph 6(a)(iii) above, USC shall notify Program Fund or Program Fund Affiliate of the aggregate number of Program Fund shares with respect to which the purchase is required to be voided. Program Fund or Program Fund Affiliate agrees that the purchase of such aggregate number of Program Fund shares may be voided. Program Fund or Program Fund Affiliate shall credit the Account on the same business day to reflect the proceeds of such voided transaction. USC shall use such voided transaction proceeds to pay the distribution in cash to NTF Customers who have elected to receive such distributions in cash.

         c. For each Program Fund that pays daily dividends, Program Fund or Program Fund Affiliate shall provide on a daily basis, the following record date information: daily-rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

         d. In the event that USC maintains an Account with a Program Fund or Program Fund Affiliate for the payment of distributions in cash, Program Fund or Program Fund Affiliate shall credit the Account on payable date to reflect any cash distribution to the Account.

         e. Each Program Fund shall accrue dividends, commencing on the settlement date for the purchase of Program Fund shares and terminating on the trade date for the redemption of Program Fund shares.

         f. For annual tax reporting purposes, Program Fund or Program Fund Affiliate shall inform USC of the portion of each Program Fund's distributions that include any of the following: foreign source income, tax exempt income by state or origin or return of capital.

         g. USC shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations and (iii) gross proceeds of sales transactions as required.

         h. USC will, upon request, (i) furnish Program Fund or Program Fund Affiliate with monthly written statements of the number of shares of each Program Fund purchased on behalf of NTF Customers resident in one or more states or other jurisdictions indicated by Program Fund or Program Fund Affiliate or
(ii) on a daily basis, transmit to an electronic database provider, with whom USC has established effective systems interfaces, information regarding the number of shares of each Program Fund sold in each state for retrieval by Program Fund. Program Fund or Program Fund Affiliate shall be responsible for all reasonable fees and other reasonable charges of such database provider in connection with USC's transmission of such information to and Program Fund's retrieval of such information from such database provider.

         i. Upon notice from Program Fund or Program Fund Affiliate, USC shall effect mergers, splits and other reorganization activities of a Program Fund for NTF Customers.

7.       PRICE AND DISTRIBUTION RATE ERRORS

         a. In the event adjustments are required to correct any error in the computation of the net asset value or public offering price of a Program Fund's shares or in the distribution rate for a Program Fund's shares, Program Fund or Program Fund Affiliate shall notify USC as soon as possible after discovering the need for such adjustments. Notification can be made orally, but must be confirmed in writing.

         b. USC and Program Fund or Program Fund Affiliate shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be taken in the Account until such Agreement is reached. Following resolution, upon request by USC, Program Fund or Program Fund Affiliate shall provide USC with written notification of the resolution. The letter shall be written on Program Fund or Program Fund Affiliate letterhead and must state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. Program Fund or Program Fund Affiliate agrees that USC may send this writing, or derivation thereof, to NTF Customers whose accounts are affected by the price or rate change.

         c. If an NTF Customer has received cash in excess of what it is entitled, USC will, when requested by Program Fund or Program Fund Affiliate, and to the extent practicable and permitted by law, debit the NTF Customer's account in the amount of such excess, but only to the extent of any cash in the account, and repay it to the Program Fund or Program Fund Affiliate. In no event, however, shall USC be liable to Program Fund or Program Fund Affiliate for any such amounts. Upon the request by Program Fund or Program Fund Affiliate, USC shall provide Program Fund or Program Fund Affiliate with the name of the NTF Customer and other relevant information concerning the NTF Customer's account to assist Program Fund or Program Fund Affiliate in the collection from the NTF Customer of any such excess amount not repaid to the Program Fund or Program Fund Affiliate.

         d. If adjustment is necessary to correct an error which has caused NTF Customers to receive dollars or shares less than that to which they are entitled, the Program Fund or Program Fund Affiliate shall, as appropriate and as mutually agreed by the parties pursuant to 7(b) above, make all necessary adjustments to the number of shares owned in the Account and/or distribute to USC any and all amounts of the underpayment. USC will credit the appropriate amount of such shares or payment to each NTF Customer.

         e. For purposes of making adjustments, including the collection of overpayments, Program Fund or Program Fund Affiliate agrees to treat shareholders that hold Program Fund shares through the Account the same as it treats shareholders that hold Program Fund shares directly with the Program Fund or Program Fund Affiliate. When making adjustments for an error, a Program Fund or Program Fund Affiliate shall not net same day transactions in the Account.

8.       RECORD MAINTENANCE

         a. USC shall maintain records for each NTF Customer who holds Program Fund shares through the Account, which records shall include:

                  (i) Number of shares;
                  (ii) Date, price and amount of purchases and redemptions (including dividend reinvestments) and date and amounts of dividends paid for at least the current year to date;
                  (iii) Name and address of the NTF Customer, including zip codes and social security numbers or taxpayer identification numbers;
                  (iv) Records of distributions and dividend payments;
                  (v) Any transfers of shares; and
                  (vi) Overall control records.

         b. USC will be responsible for accurately posting transactions in Program Fund shares to NTF Customer accounts.

9.       TRANSFER OF ACCOUNTS

         a. Program Fund and Program Fund Affiliate agrees to transfer shares, as instructed by USC, from accounts in the name of an NTF Customer or the name of a broker-dealer for the benefit of an NTF Customer which is maintained directly with a Program Fund or Program Fund Affiliate to the Account. For the purpose of expediting such direct transfers, Program Fund or Program Fund Affiliate will accept by facsimile transmission a summary sheet of information indicating the NTF Customer's name, account numbers, the Program Fund affected and the number of shares to be re-registered. For record keeping purposes, actual copies of transfer forms will be forwarded to a Program Fund or Program Fund Affiliate upon its request for such forms.

         b. USC represents and warrants that for each transfer indicated in the summary sheet of information, it holds each underlying instruction for re-registration signed by the NTF Customer, and that the NTF Customer's signature on such Instruction is signature guaranteed by USC pursuant to the New York Stock Exchange's Medallion Signature Program.

         c. USC agrees to indemnify and hold harmless Program Fund and Program Fund Affiliate and each director, officer, employee and agent of Program Fund or Program Fund Affiliate (each an "Indemnified Person") from and against any and all Losses incurred by any Indemnified Person arising out of the impropriety of any transfer effected by the Program Fund or Program Fund Affiliate in reliance on the summary sheet of information, except to the extent such Losses arise out of the failure of any Indemnified Person to comply with the instructions on the summary sheet of information.

         d. Program Fund and Program Fund Affiliate agree to process all transfer requests into the appropriate Account. USC as custodian is qualified to accept in the Accounts shares from IRA, Keogh or 401(k) accounts. At no time shall any Program Fund or Program Fund Affiliate establish separate accounts registered to USC for the benefit of individual shareholders. In the event any such account is mistakenly opened, USC reserves the right to instruct such Program Fund or Program Fund Affiliate to move Program Fund shares to the Account.

         e. Program Fund and Program Fund Affiliate agree to confirm to USC the completion of each transfer on the day it occurs. The confirming information shall include: (i) the number of shares; (ii) the date ("as of" date if unavoidable delay); (iii) the transaction date; (iv) the account number of the transferring account of the NTF Customer; (v) the account number of the Account to which the transfer was made; (vi) the registration; (vii) accrued dividends; and (viii) the account type (i.e., IRA, Keogh, 401(k), etc.).

         f. Program Fund and Program Fund Affiliate agree that transfer processing after record date but prior to payable date will include all accrued dividends. Each Program Fund and Program Fund Affiliate is responsible for monitoring all completed full transfers for "trailing" dividends. Should a "trailing" dividend appear in an account, a Program Fund or Program Fund Affiliate shall send such dividend to USC within five (5) business days, along with a specific written notification thereof. Notification shall include details of the dividend and the NTF Customer; including the NTF Customer's social security number or taxpayer identification number, and/or the account number for the Account to which the transfer was made.

         g. If NTF Customers submit share certificates for transfer into their USC accounts, USC will send such certificates, properly endorsed, to the applicable Program Fund or Program Fund Affiliate, for transfer into the Account with such Program Fund or Program Fund Affiliate. Upon USC's request, Program Fund and Program Fund Affiliate agrees to provide the status of such transfers and book share balances.

10.      SHAREHOLDER COMMUNICATION

         a. Program Fund and Program Fund Affiliate agree to arrange with USC, or a mailing agent designated or approved by USC, the distribution of the materials listed below to all of NTF Customers who hold Program Fund shares, which distribution shall be so arranged by Program Fund and Program Fund Affiliate as to occur on or about the effective date of the materials;

                          (i) All proxy or information statements prepared for circulation to shareholders of record of such Program Fund;
                          (ii)    Annual reports;
                          (iii)   Semi-annual reports;
                          (iv)    Quarterly reports (if applicable); and
                          (v) All updated prospectuses, supplements and amendments thereto.

                  Program Fund and Program Fund Affiliate shall be responsible for providing the materials and for USC or the mailing agent's fees in connection with this service as well as for timely distribution. Program Fund and Program Fund Affiliate agrees to have USC or the mailing agent consolidate mailings of material to shareholders of more than one Program Fund if the mailing is identical for all Program Funds in the Program Fund family.

         b. In addition to the materials listed above, Program Fund and Program Fund Affiliate agrees to provide directly to USC all prospectuses, statements of additional information and supplements and amendments thereto, and annual and other periodic reports for each Program Fund in amounts reasonably requested by USC for distribution to NTF Customers. Program Fund and Program Fund Affiliate are obligated to supply these materials to USC in a timely manner so as to allow USC, at their own expense, to send current prospectuses and statements of additional information and periodic reports, immediately upon their effective dates, to NTF Customers and prospective customers requesting them through USC or Participating Correspondents. USC will also send a current Program Fund prospectus with purchase trade confirmations for the initial purchase of a Program Fund, Program Fund and Program Fund Affiliate agree to notify USC immediately of any change to a Program Fund's prospectus.

         c. Program Fund and Program Fund Affiliate agree to ensure that the foregoing materials shall be in compliance with all applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, as amended, all applicable rules and regulations under each such statute, and any and all laws, rules and regulations that may be adopted and become applicable in the future.

         d. Program Fund and Program Fund Affiliate agree to ensure that the prospectus and/or statement of additional information of each Program Funds discloses: (i) that a broker may charge transaction fees on the purchase and/or sale of Program Fund shares; (ii) that the performance of the Program Fund may be compared in publications to the performance of various indices and investments for which reliable performance data is available; (iii) that the performance of the Program Fund may be compared in publications to averages, performance rankings, or other information prepared by recognized mutual Program Fund statistical services; and (iv) that the annual report contains additional performance information and will be made available to investors upon request and without charge.

         e. USC shall mail statements to NTF Customers on a monthly basis (or as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Program Fund owned by such NTF Customer and the net asset value of each such Program Fund as of a recent date.

11.      NEW PROCESSING SYSTEMS

         Program Fund and Program Fund Affiliate agree to cooperate to the extent possible with USC as USC develops and seeks to implement new processing systems for the USC NTF.

                                    EXHIBIT B

                         CALCULATION AND PAYMENT OF FEES

         a. For the services provided by USC hereunder, Program Fund Affiliate shall pay to USC a fee with respect to each Program Fund, calculated daily and paid monthly in arrears, equal to:

                  (i) with respect to all Program Funds other than index funds held in the Accounts, .25 percent per annum of the daily net asset value of the shares (determined by multiplying the number of such shares times the publicly-reported net asset value of each share); and

                  (ii) with respect to index funds, .15 percent per annum of the daily net asset value of the shares.

                  The total number of shares of all Program Funds with respect to which a fee will be due to USC hereunder shall be referred to in this Exhibit A as "Participating Assets."

                  In all other aspects, the fee due USC shall be calculated and payable in accordance with this Agreement and Exhibit B.

         b. Subsequent to each month-end, USC shall send to Program Fund or Program Fund Affiliate a statement of the market value of shares of the Program Fund for which the fee is calculated for the preceding month, together with a statement of the amount of such fee. In the calculation of such fee, USC records shall govern unless Program Fund or Program Fund Affiliate can demonstrate that the number of shares, net asset values or Program Fund price(s) used in such calculation is inaccurate.

         c. Program Fund or Program Fund Affiliate shall pay USC such fee within 30 days after receipt of such statement by Program Fund or Program Fund Affiliate. Such payment shall be by wire transfer or other form acceptable to USC and shall be separate from payments related to redemption proceeds and distributions.

                                    EXHIBIT C

                  PROGRAM FUNDS                           EFFECTIVE DATE

-        Large Company Index Fund
-        Small Company Index Fund
-        Utility Index Fund
-        U.S. Treasury Index Fund

- Indicates that Program Fund is a "no load" or "no sales charge" Program Fund as defined in Rule 2830 of the NASD's Rules of Conduct.

         -------------------------------    ---------------------------------

                                                 Galaxy Fund II, on its own
U.S. Clearing, a division of Fleet               behalf and on behalf of each of
Securities, above.                               its Program Funds listed above.

By:  /s/ Stephen L. Hoffman                      By:  /s/ William Greilich
     ----------------------                           --------------------
             Stephen L. Hoffmann
             Vice President                      Name:   William Greilich
             U.S. Clearing                               ----------------

                                                 Title:  Vice President
                                                         --------------

Date:    July 1, 1999                            Date:   June 16, 1999
         ------------                                    -------------

                                                 Accepted by U.S. Clearing, a
                                                 division of Fleet  Securities,
                                                 Inc.

                                                 By:  /s/ Stephen L. Hoffman
                                                      ----------------------
                                                             Stephen L. Hoffmann
                                                             Vice President

                                                 Date:    July 1, 1999
                                                          ------------

                                                 FLEET NATIONAL BANK

                                                 By:      /s/ Glen P. Martin
                                                          ------------------

                                                 Name:    Glen P. Martin
                                                          --------------

                                                 Title:   Vice President
                                                          --------------

                                                 Date:    June 30, 1999
                                                          -------------